Exhibit 10.2.1

RESTRICTED SHARE GRANT AGREEMENT

This Restricted Share Grant Agreement (“Agreement”) is entered into as of [DATE] between ORASURE TECHNOLOGIES, INC., a Delaware corporation (“OraSure” or the “Company”), and [PARTICIPANT NAME] (“Participant”).

The OraSure Technologies, Inc., 2000 Stock Award Plan (the “Plan”) is administered by the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of OraSure. This Agreement evidences the Committee’s grant of an Award of Restricted Shares to Participant under the Plan. Capitalized terms not otherwise defined in this Agreement have the meanings given in the Plan.

OraSure and Participant agree as follows:

1. Grant of Restricted Shares. Subject to the terms and conditions of this Agreement and the Plan, OraSure shall issue to Participant              shares of OraSure common stock (the “Restricted Shares”).

2. Terms of Restricted Shares. The Restricted Shares shall be subject to all the provisions of the Plan and to the following terms and conditions:

2.1	Transfer Restrictions. Except as expressly provided in Section 2.2, none of the Restricted Shares, or any rights under this Agreement, may be sold, assigned, transferred, pledged, encumbered, or otherwise disposed of, voluntarily or involuntarily, by Participant. The foregoing restrictions are in addition to any other restrictions on transfer of the Restricted Shares arising under federal or state securities laws or other agreements with OraSure. Any purported sale, assignment, transfer, pledge, encumbrance, or other disposition of Restricted Shares in violation of this Agreement shall be null and void and may and should be enjoined.

2.2	Vesting of Restricted Shares. The Restricted Shares shall become Vested, and the restrictions set forth in Section 2.1 shall expire, (a) on [DATE] with respect to % of the Restricted Shares, and on [DATE] with respect to the remaining % of the Restricted Shares, or (b) immediately upon Participant’s earlier death or Disability or termination of Participant’s employment by the Company without Cause (as defined below), or upon any Change in Control (as defined below). When the Restricted Shares have become Vested, OraSure shall deliver to Participant one or more share certificates evidencing the Vested Restricted Shares, without the legend described in Section 4, and shall return the corresponding stock power or stock powers described in Section 4.

2.3	Employment Requirement—Forfeiture. If Participant’s employment with OraSure terminates for any reason other than an event described in Section 2.2(b) at any time prior to the date the Restricted Shares become Vested, all of the Restricted Shares that are not then Vested shall be forfeited to OraSure with no payment to Participant.

3. Rights as Stockholder. Except as expressly provided in this Agreement, Participant shall be entitled to all the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and to receive dividends and other distributions, if any, payable with respect to the Restricted Shares. Any stock dividends issued with respect to the Restricted Shares before the Restricted Shares have become Vested shall be treated as additional Restricted Shares subject to this Agreement.

4. Share Certificates. Certificates for the Restricted Shares shall be issued in Participant’s name and shall be held by OraSure until the Restricted Shares are Vested or forfeited as provided in this Agreement. Participant shall execute and deliver to OraSure a separate stock power in blank with respect to each certificate for the Restricted Shares. All certificates for Restricted Shares that have not yet become Vested shall bear a legend in substantially the following form:

THE SHARES EVIDENCED BY THIS CERTIFICATE WERE ISSUED AS RESTRICTED SHARES UNDER THE ORASURE TECHNOLOGIES, INC., 2000 STOCK AWARD PLAN (THE “PLAN”) AND ARE SUBJECT TO RESTRICTIONS ON THEIR SALE, ASSIGNMENT, TRANSFER, PLEDGE, ENCUMBRANCE, OR OTHER DISPOSITION SET FORTH IN A RESTRICTED SHARE GRANT AGREEMENT UNDER THE PLAN. A COPY OF THE RESTRICTED SHARE GRANT AGREEMENT MAY BE OBTAINED UPON WRITTEN REQUEST FROM ORASURE TECHNOLOGIES, INC.

Certificates for the Restricted Shares may also bear any other restrictive legends required by law or any other agreement.

5. Federal Tax Election. Participant agrees to promptly notify OraSure if Participant makes an election under Internal Revenue Code Section 83(b) with respect to the Restricted Shares. Participant acknowledges that such an election must be made within 30 days after the issuance of the Restricted Shares.

6. Withholding Taxes. Participant shall pay to OraSure, or permit OraSure to withhold from other amounts payable to Participant, as compensation or otherwise, an amount sufficient to satisfy all federal, state, and local withholding tax requirements or tax liability with respect to the issuance or the Vesting of the Restricted Shares.

Alternatively, Participant may, by written notice to the Committee that complies with any applicable timing restrictions imposed pursuant to Rule 16b-3 under the Exchange Act, and subject to the prior approval of the Committee, elect to satisfy all or a part of the withholding tax obligations incident to the issuance or Vesting of the Restricted Shares by having OraSure withhold a portion of the Restricted Shares that would otherwise be issuable to Participant. Such Restricted Shares will be valued based on their Fair Market Value on the date the tax withholding is required to be made. Any stock withholding with respect to Participant will be subject to such limitations as the Committee may impose to comply with the requirements of the Exchange Act.

7. Other Documents. Participant agrees to furnish OraSure any documents or representations OraSure may require related to the Restricted Shares or this Agreement to assure compliance with applicable laws and regulations.

8. Service Period. The period of service to be performed by Participant as an employee in connection with the issuance of the Restricted Shares to Participant is the              (        ) year period beginning on the date of this Agreement and ending on [DATE] with respect to     % of the Restricted Shares and the              (        ) year period beginning on the date of this Agreement and ending on [DATE] with respect to the remaining     % of the Restricted Shares.

9. Conditions Precedent. OraSure will use reasonable efforts to obtain any required approvals of the Plan and this grant by any state or federal agency or authority that OraSure determines has jurisdiction. If OraSure determines that any required approval cannot be obtained, this grant shall terminate on notice to Participant to that effect. Without limiting the foregoing, OraSure shall not be required to issue any certificates for Restricted Shares, or any portion thereof, until OraSure shall have taken any action required to comply with all applicable federal and state securities laws.

10. Certain Defined Terms. When used in this Agreement, the following terms have the meanings specified below:

10.1	“Acquiring Person” means any person or related person or related persons which constitute a “group” for purposes of Section 13(d) and Rule 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”), as such Section and Rule are in effect as of the date of this Agreement; provided, however, that the term Acquiring Person does not include:

(a) OraSure or any of its Subsidiaries;

(b) Any employee benefit plan of OraSure or any of its Subsidiaries;

(c) Any entity holding voting capital stock of OraSure for or pursuant to the terms of any such employee benefit plan; or

(d) Any person or group solely because such person or group has voting power with respect to capital stock of OraSure arising from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to the Exchange Act.

10.2	“Cause” means, when used in connection with the termination of Participant’s employment by the Company, the following:

(a) willful and continued failure by Participant to substantially perform his duties after a written demand for substantial performance is delivered to Participant by the Chief Executive Officer of the Company or the Board, which demand identifies with reasonable specificity the manner in which Participant has not substantially performed his duties, and Participant’s failure to comply with such demand within a reasonable time;

(b) the engaging by Participant in gross misconduct or gross negligence materially injurious to the Company;

(c) the commission of any act in direct competition with or materially detrimental to the best interests of the Company; or

(d) Participant’s conviction of having committed a felony.

Notwithstanding the foregoing, Participant shall not be deemed to have been terminated by the Company for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board finding that, in the good faith opinion of the Board, the Company has Cause for the termination of the employment of Participant as set forth in any of clauses (a) through (d) above and specifying the particulars thereof in reasonable detail.

10.3	“Change in Control” means:

(a) A change in control of OraSure of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A as in effect on the date of this Agreement pursuant to the Exchange Act; provided that, without limitation, such a change in control will be deemed to have occurred at such time as any Acquiring Person hereafter becomes the “beneficial owner” (as defined in

Rule 13d-3 under the Exchange Act), directly or indirectly, of 30 percent or more of the combined voting power of Voting Securities; or

(b) During any period of 12 consecutive calendar months, individuals who at the beginning of such period constitute the board of directors cease for any reason to constitute at least a majority of the board unless the election, or the nomination for election, by OraSure’s stockholders of each new director was approved by a vote of at least a majority of the directors then in office who were directors at the beginning of the period; or

(c) There is consummated (i) any consolidation or merger of OraSure in which OraSure is not the continuing or surviving corporation or pursuant to which Voting Securities would be converted into cash, securities, or other property, other than a merger of OraSure in which the holders of Voting Securities immediately prior to the merger have the same, or substantially the same, proportionate ownership of common stock of the surviving corporation immediately after the merger, or (ii) any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of OraSure; or

(d) Approval by the stockholders of OraSure of any plan or proposal for the liquidation or dissolution of OraSure.

10.4	“Voting Securities” means OraSure’s issued and outstanding securities ordinarily having the right to vote at elections for OraSure’s Board of Directors.

11. No Employment Contract. Neither the Plan nor this Agreement constitutes a contract of employment of Participant by OraSure.

12. Notices. Any notices under this Agreement shall be in writing and shall be effective when actually delivered personally or, if mailed, when deposited as certified mail, directed to OraSure at its principal offices, to Participant at the address maintained in OraSure’s records, or to such other address as either party may specify by notice to the other party.

13. Choice of Law. This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania, without regard to any contrary conflicts of laws rules.

14. Successorship. Subject to the restrictions on transferability of the Restricted Shares set forth in this Agreement and the Plan, this Agreement shall be binding upon and benefit the parties, their successors and assigns.

ORASURE TECHNOLOGIES, INC.

By:
[PARTICIPANT NAME]
Title: